Exhibit 16.1

Deloitte & Touche LLP
111 S. Wacker Drive
Chicago, IL 60606-4301
USA
Tel: +1 312 486 1000
Fax: +1 312 486 1486
www.deloitte.com
March 3, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of the Tenneco Inc. Form 8-K/A dated March 3, 2010, and have the following comments:
1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu